Exhibit 4.10
FORM OF
ALPHA INNOTECH CORP.
2006 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”), dated ‹GRANT DATE› between Alpha Innotech Corp., a Delaware corporation (“Company”), and ‹EMPLOYEE›‹NAME› (the “Employee”), is entered into as follows:

WITNESSETH:

        WHEREAS, the continued participation of the Employee is considered by the Company to be important for the Company's continued growth; and

        WHEREAS, in order to give the Employee an incentive to continue in the employ of the Company and to assure his or her continued commitment to the success of the Company, the Compensation Committee of the Board of Directors of the Company or its delegates (the “Administrator”) has determined that the Employee shall be granted a stock award (“Stock Award”) covering shares of the Company's common stock (the “Shares”), subject to the restrictions stated below and in accordance with the terms and conditions of the 2006 Equity Incentive Plan (the “Plan”). Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Plan.

        THEREFORE, the parties agree as follows:

1.  Grant of Stock Award. Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby grants to the Employee a Stock Award covering ‹SHARES› Shares and hereby issues such Shares to the Employee.

2.  Vesting Schedule. Subject to Employee's not experiencing a Termination of Employment during the following vesting term, the interest of the Employee in the Shares shall vest and become nonforfeitable as follows: ‹INSERT VESTING PROVISION HERE›. Therefore, provided the Employee has not experienced a Termination of Employment prior to the close of business on the ‹INSERT FULL VESTING DATE HERE›, the interest of the Employee in the Shares shall become fully vested and nonforfeitable on that date.

3.  Termination. In the event of the Termination of Employment of the Employee, all of the Shares held by the Employee which have not vested and which remain forfeitable as of the date of Termination of Employment shall be forfeited to the Company as of such date, without payment by the Company of any amount with respect thereto. Any forfeiture will be effected by the Company in such manner and to such degree as the Administrator, in its sole discretion, determines, and will in all events (including as to the provisions of this Section 3) be subject to Applicable Laws.

4.  Transfer Restrictions.

(a) Except as otherwise provided for in this Agreement, the Shares or rights granted hereunder may not be sold, pledged or otherwise transferred until the Shares become vested and nonforfeitable in accordance with Sections 2 and 3.

(b) To enforce any restrictions on the Shares, the Administrator may require Employee to deposit the certificates representing the Shares, with stock powers or other transfer instruments approved by the Administrator endorsed in blank, with the Company or an agent of the Company to hold in escrow until the restrictions have lapsed or terminated. The Administrator may also cause a legend or legends referencing the restrictions be placed on the certificates during the period in which such Shares remain unvested.

5.  Stockholder Rights. The Employee shall be entitled to all of the rights and benefits generally accorded to stockholders with respect to the Shares. All dividends on Shares that are subject to any restrictions, including vesting, shall be subject to the same restrictions, including those set forth in Section 2, as the Shares on which the dividends were paid.

6.   Taxes.

(a)  The Employee shall be liable for any and all taxes, including withholding taxes, interest and penalties, arising out of this grant, the vesting of Shares hereunder, any violation of Code Section 409A, or any other transaction or event occurring with respect to the Shares if and to the extent required by Applicable Law. In the event that the Company is required to withhold taxes at the time the Shares vest and the restrictions on the Shares lapse (or at such other time as required by applicable laws, including in connection with the filing of the Section 83(b) election described below), the Employee shall make a cash payment in an amount necessary to satisfy applicable required withholding taxes, surrender a sufficient number of whole Shares acquired under this Agreement as are necessary to satisfy the applicable minimum statutory withholding amount or satisfy the payment of the withholding taxes in a form agreed to by the Company. The Employee will receive a cash refund for any fraction of a surrendered Share not necessary for required withholding taxes. To the extent that any surrender of Shares or payment of cash or alternative procedure for such payment is insufficient, the Employee authorizes the Company, its affiliates and subsidiaries, which are qualified to deduct tax at source, to deduct all applicable required withholding taxes from the Employee's compensation. The Employee agrees to pay any amounts that cannot be satisfied from wages or other cash compensation, to the extent permitted by law. For purposes of this Agreement, the Company shall calculate any applicable income required to be recognized and withholding taxes arising in connection with the issuance or vesting of the Shares using the same method of determining fair market value of a share of its common stock as the Company uses in determining fair market value under the Plan.

(b) The Employee understands that Section 83(a) of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of (i) the date of issuance of the Shares in the case of vested Shares that are not subject to a substantial risk of forfeiture, and (ii) the date forfeiture restrictions on the Shares lapse. In this context, “restrictions” mean the forfeiture obligation in the event of the Termination of Employment as set forth in Sections 2 and 3 of this Agreement and the restriction on transferability as set forth in Section 4 of this Agreement. The Employee understands that the Employee may elect to be taxed as to the unvested Shares at the time such Shares are issued, based on the value of the Shares at the issuance date rather than when and as the forfeiture restrictions lapse (on the vesting dates), by filing an election under Section 83(b) (an “83(b) Election”) of the Code with the Internal Revenue Service within 30 days from the date of issuance. The Employee acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to issuance and vesting of the Shares hereunder, and does not purport to be complete. The Company has directed the Employee to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which Employee may reside, the tax consequences of the Employee’s death, and the decision as to whether or not to file an 83(b) Election (as well as appropriate advice and assistance with the actual filing of any such 83(b) Election) in connection with the issuance of the Shares. The Company has not provided any tax advice to the Employee in connection with the issuance of the Shares hereunder.

(c)  Regardless of any action the Company takes with respect to any or all income tax, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Employee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him or her is and remains the Employee's responsibility and that the Company (i) makes no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this issuance of Shares, including the vesting of the Shares or the subsequent sale of the Shares; and (ii) does not commit to structure the terms or any aspect of this issuance of Shares to reduce or eliminate the Employee's liability for Tax-Related Items. Prior to the vesting of the Shares, the Employee shall pay the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Employee's receipt of Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if the Employee fails to comply with the Employee's obligations in connection with the Tax-Related Items.

(d) To the extent the Company determines that this Agreement is subject to Code Section 409A, but does not conform with the requirements thereof, the Company may at its sole discretion amend or replace the Agreement to cause the Agreement to comply with Code Section 409A.

7.  Data Privacy Consent. The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Employee's personal data as described in this document by and among, as applicable, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Employee's participation in the Plan. The Employee understands that the Company and its Affiliates and Subsidiaries hold certain personal information about the Employee, including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Employee's favor for the purpose of implementing, managing and administering the Plan (“Data”). The Employee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Employee's country or elsewhere and that the recipient country may have different data privacy laws and protections than the Employee's country. The Employee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Stock Plan Administrator. The Employee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Employee's participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom the Employee may elect to deposit any Shares acquired under the Plan. The Employee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. The Employee understands that he may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing. The Employee understands that refusing or withdrawing consent may affect the Employee's ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, the Employee understands that he or she may contact the Stock Plan Administrator at the Company.

8.  Plan Information. The Employee acknowledges that the Employee has received copies of the Plan and the Plan prospectus from the Company and agrees to receive stockholder information, including copies of any annual report, proxy statement and periodic report, from the Company's website at: http://www.alphainnotech.com/corporatefiles/SEC.asp. The Employee acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are available upon written or telephonic request to the Stock Plan Administrator.

9.  Acknowledgment and Waiver. By accepting this grant of a Stock Award, the Employee acknowledges and agrees that:

(a)  the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement;

(b)  the grant of Stock Awards is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Awards or Shares, even if Stock Awards or Shares have been granted repeatedly in the past;

(c)  the Employee's participation in the Plan shall not create a right to further employment with Employer, shall not create an employment agreement between the Employee and his or her Employer and shall not interfere with the ability of Employer to terminate the Employee's employment relationship at any time with or without cause and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law;

(d)  Stock Award grants, Shares and resulting benefits are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, and is outside the scope of the Employee's employment contract, if any; and Stock Award grants, Shares and resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law;

(e)  in consideration of this grant of a Stock Award, no claim or entitlement to compensation or damages shall arise from termination of this Stock Award or diminution in value of the Shares resulting from Termination of Employment by the Company (for any reason whatsoever and whether or not in breach of local labor laws) and the Employee irrevocably releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Agreement, the Employee shall be deemed irrevocably to have waived any entitlement to pursue such claim; and

(f)  notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary Termination of Employment (whether or not in breach of local labor laws), the Employee's right to receive benefits under this Agreement, if any, will terminate effective as of the date that the Employee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary

Termination of Employment (whether or not in breach of local labor laws), the Employee's right to receive benefits under this Agreement after Termination of Employment, if any, will be measured by the date of termination of the Employee's active employment and will not be extended by any notice period mandated under local law.

10.  Miscellaneous.

(a)  The Company shall not be required to treat as the owner of Shares, and associated benefits hereunder, any transferee to whom such Shares or benefits shall have been so transferred in violation of this Agreement.

(b)  The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(c)  Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Employee at Employee’s address then on file with the Company.

(d)  The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Employee with respect to the subject matter hereof, and may not be modified adversely to the Employee's interest except by means of a writing signed by the Company and the Employee. This Agreement is governed by the laws of the state of Delaware. In the event of any conflict between the terms and provisions of the Plan and this Agreement, the Plan terms and provisions shall govern. Certain other important terms governing this contract are contained in the Plan.

(e)  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(f)  Shares shall not be issued pursuant to the Stock Award unless such issuance and delivery of the applicable Shares pursuant thereto shall comply with all relevant provisions of Applicable Law (including that Shares shall not be issued unless there is an effective registration statement under the Securities Act covering the issuance of the Shares, or the Company determines that a valid exemption from applicable registration requirements are available), with such compliance determined by the Company in consultation with its legal counsel. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
Accepted by Employee: _________________________________ [Employee Name]	ALPHA INNOTECH CORP. By: __________________________________ Name:________________________________ Title: _________________________________

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SV 2261798 v1